Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Guardian Pharmacy Services, Inc. 2024 Equity and Incentive Compensation Plan of our reports dated March 11, 2026, with respect to the consolidated financial statements of Guardian Pharmacy Services, Inc. and the effectiveness of internal control over financial reporting of Guardian Pharmacy Services, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

May 6, 2026